OIS
221 Lathrop Way, Suite I
Sacramento, CA [illegible]
USA

www.oisi.com
main [illegible]
fax [illegible]

February 8, 2011

John H. Brown
120 Canyon Drive
Napa, CA 94558
707-226-9300
Jhbrown3311@yahoo.com

Re: **Ophthalmic Imaging Systems Board Membership**

Dear John:

On behalf of OIS, the Company's Board of Directors would like to offer you an invitation to join the Board as the Board's Chairman.

We're very excited about the prospects and focus of the Company, and would like your input in directing the Company to realize its potential.

The Company will pay an annual retainer in the amount of $60,000, payable in 12 equal monthly installments of $5,000. The work load is expected to be 20% of your business time, including a weekly or bi-weekly presence at OIS as needed.

The company will recommend to the board to grant you 300,000 stock options vesting quarterly over four years. 120,000 options will be granted under our 2009 stock option plan. 180,000 options will be granted under our 2010 stock option plan. The term of these options will be our standard 10 year term. The price of the options are calculated to be $0.83. You will receive a separate stock option agreement with these terms.

The Company will reimburse for business expenses according to our Company travel policy. The exceptions we would like to offer you to this policy is the following:

- Reimbursement of business class travel for international travel (economy for domestic).
- Reimbursement of auto or airfare from Palm Desert home location

Please indicate your formal acceptance of the foregoing by signing and dating where indicated below. At your earliest convenience, please return via facsimile the executed copy of page 2 to the attention of Mr. Gil Allon at the Company's offices at (916) 565-0415.

Again, we would love to welcome you to join us during this very exciting time for the Company.

Very truly yours,

Uri Geiger
Board Member
Ophthalmic Imaging Systems

Approved:

John Brown

Date: 11. Feb 2011

Better Insight. Better Sight.

OIS